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                        Pomeroy Computer Resources, Inc.
                 Exhibit 11 - Computation of Earnings Per Share
                    (in thousands, except per share amounts)

                                                Quarter Ended
                                                  April  5,
                                              ----------------
                                               2000     2001
                                              -------  -------
BASIC
Weighted average common shares
outstanding                                    11,883   12,576
                                              =======  =======

Net income                                    $ 6,286  $ 2,926
                                              =======  =======

Net income per common share                   $  0.53  $  0.23
                                              =======  =======

DILUTED
Weighted average common shares
outstanding                                    11,883   12,576

Dilutive effect of stock options outstanding
during the period                                 255      141

Total common and common equivalent
                                              -------  -------
shares                                         12,138   12,717
                                              =======  =======

Net income                                    $ 6,286  $ 2,926
                                              =======  =======

Net income per common share                   $  0.52  $  0.23
                                              =======  =======
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